PURCHASE AND SALE AGREEMENT
(Pike River, Ontario)

THIS PURCHASE AND SALE AGREEMENT ("Agreement") effective **March 12, 2009** (the "Effective Date")

BETWEEN:

NEWMONT CANADA CORPORATION
a company incorporated under the laws of Nova Scotia
6363 South Fiddler's Green Circle
Greenwood Village, Colorado 80111 USA

(hereinafter "**NEWMONT**")

And

APOLLO GOLD CORPORATION
a company incorporated under the laws of Yukon Territory
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111

(hereinafter "**BUYER**")

RECITALS

A. WHEREAS, NEWMONT is successor in interest to Newmont Canada Limited, a company incorporated under the laws of Ontario, Battle Mountain Canada Ltd., a company incorporated under the laws of Ontario, and Hemlo Gold Mines Inc., a company incorporated under the laws of Ontario.

B. WHEREAS, BUYER has agreed to purchase from NEWMONT and NEWMONT has agreed to sell to BUYER all of NEWMONT's right, title, interest and obligations in and to the Property and the Underlying Agreements, subject to the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, the Parties hereto hereby agree as follows:

1. Definitions. In this Agreement and the Schedule(s) attached to this Agreement the following terms shall have the following meanings:

"Additional Cash Payment" means the payment described in **Section 3**.

"Affiliate" shall have the meaning ascribed to that term by the Canada Business Corporations Act on the date hereof.

"Agreement" means this Purchase and Sale Agreement and all amendments, modifications and supplements thereto.

"Assignment" means the assignment attached as **Schedule "C"**.

"Black Fox Property" means that property described in **Schedule "D"**.

"Business Day" means any calendar day other than a Saturday or Sunday or any statutory holiday or civic holiday in the Province of Ontario.

"BUYER" shall include, to the extent applicable in the circumstances, all of BUYER's successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Property.

"Closing" means the completion on the Closing Date of the transfer from NEWMONT to BUYER of NEWMONT's right, title, interest and obligations in and to the Property and the Underlying Agreements as contemplated in this Agreement.

"Closing Date" shall have the meaning described in **Section 5(b)**.

"Closing Documents" means the documents described in **Section 6**.

"Commencement of Commercial Production" means the production of Minerals from the Property having a cumulative gross value of Five Hundred Thousand Canadian Dollars (CDN$500,000) as determined based on market prices at the time of production. For purposes of determining the Commencement of Commercial Production, the market indices specified in Sections 1.2 and 1.4 of the Royalty Agreement shall be utilized.

"Effective Date" means the date specified on the top of page one of this Agreement.

"Minerals" shall have the meaning described in **Section 3**.

"NEWMONT" shall include, to the extent applicable in the circumstances, all of NEWMONT's successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and Affiliates having or claiming an interest in the Property.

"NI 43-101" means National Instrument 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, as referenced in **Section 3**.

"Planning Act" means the Planning Act R.S.O. 1990, c. P13 (Ontario) and all regulations promulgated thereunder.

"Notice" shall have the meaning as described in **Section 16**.

"Parties" means NEWMONT and BUYER collectively.

"Party" means either of the Parties individually.

"Property" means the property described in Part 1 of the attached Schedule "A" including without limitation any amendments, supplements, renewals and replacements thereof.

"Records and Data" means all material and readily accessible technical information and data (in paper or electronic form), maps, surveys, drill core samples and assays owned by NEWMONT obtained from or describing the Property; provided, however, nothing herein shall require NEWMONT to expunge hard copy records, electronic records or other records related to the Property.

"Royalty" means the net smelter returns royalty stipulated in **Section 3** and further described in the Royalty Agreement.

"Royalty Agreement" means the Royalty Agreement stipulated in **Section 3** in the form attached as Schedule "B".

"Underlying Agreements" means the agreements described in the Assignment attached as **Schedule "C"**.

2. Purchase and Sale. **(a)** NEWMONT shall and hereby covenants to sell, transfer and assign to BUYER all of its right, title, interest and obligations in and to the Property and the Underlying Agreements and the Records and Data; and **(b)** BUYER shall and hereby covenants to purchase all of NEWMONT's right, title, interest and obligations in and to the Property and the Underlying Agreements and the Records and Data. Commencing from and after the Closing Date, BUYER shall be solely responsible for its own account all costs and obligations pertaining to or associated with the Property and the Underlying Agreements. BUYER shall be responsible for obtaining all consents or approvals required from any governmental body

in order to effect this Agreement including, without limitation, if any consents or approvals are required under the Planning Act. If any consents or approvals are required under the Planning Act, NEWMONT agrees to cooperate with BUYER in connection with BUYER's efforts to secure such consents or approvals as may be required.

3. Purchase Price. As consideration for the purchase and sale of NEWMONT's interest in and to the Property, the Underlying Agreements and the Records and Data, BUYER agrees to (a) pay to NEWMONT within one (1) Business Day of the Effective Date One Hundred Thousand Canadian Dollars (CDN$100,000), free and clear of any sale, transfer, GST or other like value added taxes, in the form of certified funds or wire transfer; and (b) deliver to NEWMONT at Closing the Royalty Agreement executed by BUYER agreeing to pay NEWMONT a perpetual production royalty in the amount of a Two and One-Half Percent (2.5%) net smelter returns production royalty from the sale or other disposition of all Minerals produced from the Property, determined in accordance with the provisions of the Royalty Agreement (the "Royalty"). In addition to the foregoing, and as further consideration, within thirty (30) days following the earlier of (i) the date that at least 500,000 ounces of gold equivalent Minerals sufficient to be reported pursuant to National Instrument 43-101 Standards of Disclosure of the Canadian Securities Administrators, combined reserves (proven and probable) and resources (measures, indicated and inferred) ("NI 43-101") are determined to exist within the Property, or (ii) the Commencement of Commercial Production from any portion of the Property, BUYER shall deliver to NEWMONT the additional sum of One Million Canadian Dollars (CDN$1,000,000) free and clear of any sale, transfer, GST or other like value added taxes, in the form of certified funds or wire transfer (the "Additional Cash Payment"). The obligations contained in this Section shall apply to any Affiliate or successor or assignee of BUYER. For purposes of this Agreement, the term "Minerals" shall mean any and all metals, minerals and mineral rights of whatever kind and nature in, under or upon the surface or subsurface of the Property (including, without limitation metals, precious metals, base metals, industrial minerals, gems, diamonds, commercially valuable rock, aggregate, clays and diatomaceous earth, hydrocarbons, and oil and gas, and other minerals which are mined, excavated, extracted or otherwise recovered). The obligations contained in this Section shall run with the land and shall apply to any Affiliate or successor or assignee of BUYER. Should default be made in respect of the Additional Cash Payment and such default still exists ten (10) days following notice of non-payment, then the Additional Cash Payment shall bear interest at the rate of fifteen (15%) percent per annum commencing from and after such payment due date until paid.

4. Registration on Title. The Parties agree that following Closing (a) BUYER shall immediately undertake all acts required to register title to the Property in BUYER's name by filing an appropriate statutory form of transfer document(s) executed by NEWMONT; and (b) NEWMONT may register or record against title to the Property this Agreement, the Royalty Agreement and such form of notice, caution or other document(s) including, without limitation, this Agreement, a conditional payment note and collateral charge/mortgage of land or other security instruments as it considers appropriate to secure payment from time to time and protect NEWMONT's right to receive the Additional Cash Payment and the Royalty or other sums due under this Agreement and the Royalty Agreement. The Parties hereby consent to such registering or recording and agree to co-operate with such other Party to accomplish the same. NEWMONT and Purchaser covenant and agree to cause their respective solicitors to enter into a document registration agreement (the "DRA") to govern the electronic submission of the Transfer/Deed for the Property and to the applicable Land Registry Office. The DRA shall outline or establish the procedures and timing for completing all registrations electronically and provide for all closing documents and closing funds to be held in escrow pending the submission of the Transfer/Deed to the Land Registry Office and their acceptance by virtue of each registration document being assigned a registration number. The DRA shall also provide that if there is a problem with the Teraview electronic registration system which does not allow the parties to electronically register all registration documents on Closing, the Closing Date shall be deemed to be extended until the next day when the said system is accessible and operating for the Land Registry Office applicable to the Property.

5. Closing Documents and Closing.

(a) On the Effective Date (i) NEWMONT shall deliver to BUYER duly executed statutory form transfer document(s) with respect to its leasehold interest in the Property, which BUYER shall prepare and deliver to NEWMONT for review prior to execution (the documents described in this Section are collectively referred to as the "Leasehold Transfer") and (ii) BUYER shall use the Leasehold Transfer delivered by

NEWMONT to apply for the consent from the Ontario Ministry of Northern Development and Mines and any other applicable governmental agency for the assignment of the Property from NEWMONT to BUYER (the "Ministry Consent").

(b) Closing shall occur at the law office of John P. Huot, solicitor of BUYER, at 2:00 p.m. (local time) on the date (the "Closing Date") which is the next Business Day following receipt of the Ministry Consent. If such date falls on a weekend, holiday or any day that the Registry Office for the Property is closed, the Closing shall take place on the next day on which the Registry Office for the Property is open.

(c) On Closing, (i) BUYER shall deliver to NEWMONT the executed Royalty Agreement; (ii) NEWMONT shall deliver to BUYER duly executed statutory form transfer document(s) with respect to its freehold interest in the Property and the Underlying Agreements (including the Assignment), which BUYER shall prepare and deliver to NEWMONT for review prior to Closing, and (iii) NEWMONT will make the Records and Data available to BUYER for copying at BUYER's cost. The documents described in this Section are collectively referred to as the "Closing Documents". BUYER shall cause the Leasehold Transfer, the Closing Documents and other documents contemplated by **Section 4** to be registered on title of the Property in accordance with **Section 4**. For greater certainty, the parties acknowledge and, agree that any acknowledgement and directions to be executed by NEWMONT shall be in favour of its counsel, Weaver Simmons LLP, or such other counsel as it may designate. The parties further agree that the Notice of NEWMONT's Royalty Agreement shall be registered on title to the Property immediately subsequent to Closing as a first registration in priority to any charges, or other encumbrances.

(d) The obligations of BUYER to complete the transactions contemplated by this Agreement on Closing shall be subject to the condition that BUYER shall have received the Ministry Consent. If, after diligent and all commercially reasonable efforts by BUYER, Ministry Consent is not obtained by the 60th day following the Effective Date, then this Agreement shall be terminated, NEWMONT shall return the CDN$100,000 payment to BUYER, BUYER shall return the Leasehold Transfer, the Underlying Agreements and Records and Data received from NEWMONT, and neither Party shall have any further rights and obligation hereunder.

6. Property Sold and Purchased on an "As-is, Where-is" Basis. The Parties agree that the purchase and sale of the Property and the Underlying Agreements shall be on an "as-is, where-is" basis without warranty of any kind as to the condition, suitability or usability of the Property for any purpose, or the ability to obtain any permits or other authorizations to access or mine the Property. BUYER acknowledges that it has conducted such examinations of the Property and the Records and Data as it has deemed necessary or appropriate, and that it is not relying upon any assurances or statements of NEWMONT, other than those provided in this Agreement. BUYER assumes the risk of any environmental contamination, hazardous substances and other conditions on or related to the Property.

7. Taxes, Transfer Fees. BUYER shall pay directly to and make the appropriate filings with the appropriate taxing authorities in respect of all sales and transfer taxes (including land transfer taxes), registration charges and transfer fees and Goods and Services Tax or other value added taxes applicable in respect of its purchase of the Property and the Underlying Agreements under this Agreement. Property taxes and/or mining rent (as applicable) for the year of Closing shall be paid by BUYER.

8. Representations and Warranties.

(a) Representations and Warranties of NEWMONT. NEWMONT represents and warrants to BUYER that: (i) it is a corporation duly incorporated and validly subsisting under the laws of the jurisdiction of its incorporation; (ii) all requisite corporate acts and proceedings have been done and taken by it with respect to entering into this Agreement and the transactions contemplated herein and therein; (iii) it has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (iv) it has all necessary corporate power to own or lease the Property and is registered as required and in good standing with respect to the filing of returns under the laws of all jurisdictions in which the failure to so register or file would have a material adverse effect on it or its properties, including the Property; (v) the execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby, do not and will not result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party and by which it is

bound or to which the Property is subject; (vi) no consent, approval or authorization of its shareholders in respect of the transactions contemplated herein is required by it for the consummation of the transactions contemplated herein;(vii) NEWMONT is not and will not be on the Closing Date a non-resident of Canada for the purposes of the Income Tax Act (Canada); and (viii) as of the Effective Date, NEWMONT is not a party to any actions, suits or proceedings which could materially affect its interest in the Property or the Underlying Agreements, and to the knowledge of NEWMONT no such actions, suits or proceedings are contemplated or have been threatened. No representation or warranty is given as to the existence or non-existence of Aboriginal rights or interests in or with respect to the Property or the land subject to the Property or as to the existence or non-existence of other third-party interests in the Property or rights of third parties acquired from the Crown to use the land subject to the Property for uses that may compete with mineral exploration, development or mining. NEWMONT makes no representations or warranties to BUYER concerning the completeness or accuracy of the Records and Data, and BUYER agrees that if it elects to rely on any such Records and Data, it does so at its sole risk.

(b) Representations and Warranties of BUYER. BUYER represents and warrants to NEWMONT that: (i) it is a corporation duly incorporated and validly subsisting under the laws of the jurisdiction of its incorporation; (ii) all requisite corporate acts and proceedings have been done and taken by it with respect to entering into this Agreement and the transactions contemplated herein and therein; (iii) it has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (iv) it has all necessary corporate power to own or lease the Property and is registered as required and in good standing with respect to the filing of returns under the laws of all jurisdictions in which the failure to so register or file would have a material adverse effect on its title to the Property; (v) no consent, approval or authorization of its shareholders in respect of the transactions contemplated herein is required by it for the consummation of the transactions contemplated herein; (vi) as of the Closing Date all third party consents(other than any required Planning Act consents) and regulatory, governmental and stock exchange approvals required to be obtained by BUYER in respect of this Agreement and the transactions contemplated thereby, have now or will have been obtained in respect thereof, including from all governmental authorities having jurisdiction, and in respect of the transactions contemplated herein; (vii) BUYER is not and will not be on the Closing Date a non-resident of Canada for the purposes of the Income Tax Act (Canada); (vii) as of the Effective Date, BUYER is not a party to any actions, suits or proceedings which could materially affect its business or financial condition with respect to the Property, and to the best knowledge of BUYER no such actions, suits or proceedings are contemplated or have been threatened; and (ix) it has conducted such examinations of the Property and the Records and Data related to it as it has determines necessary or appropriate and it is not relying on any assurances or statements of NEWMONT, other than those set out in this Agreement.

(d) Survival of Representations and Warranties. This Agreement and the representations and warranties contained herein shall survive the Closing and shall continue in full force and effect for a period of one (1) year following the Effective Date. NEWMONT and BUYER each hereby covenant to and in favor of each other to indemnify and save the other harmless from and against all claims, demands, actions, causes of action, damages, losses, costs, liabilities and expenses which may be incurred by or brought against the other Party or which the other Party may suffer or incur as a result of, in respect of, or arising out of any breach of any representation or warranty made by it or any non-fulfillment of any covenant or obligation of it under this Agreement or the Royalty Agreement.

9. Other Covenants of NEWMONT. Except as otherwise contemplated or permitted by this Agreement, NEWMONT shall, prior to the Closing Date use commercially reasonable efforts to preserve and protect or cause to be preserved and protected all of its right, title and interest in and to the Property and the Underlying Agreements..

10. Encumbrances. During the time period between the Effective Date and the Closing Date, NEWMONT shall not suffer or permit any encumbrance, created by, through or under NEWMONT, to attach to or affect the Property or the Underlying Agreements or its right, title and interest therein.

11. Other Business. NEWMONT and BUYER shall have the right without consulting or notifying the other to engage in and receive full benefits from other and independent business activities, whether or not competitive or in conflict with the transactions contemplated in this Agreement. The doctrine of "corporate opportunity" or "business opportunity" shall not be applied to any other transaction, activity, venture or

operation of NEWMONT or BUYER not within the boundaries or in respect of the Property, and, except as otherwise expressly provided in other agreements between NEWMONT and BUYER, if any, neither of NEWMONT or BUYER shall have any duty to the other with respect to any opportunity to acquire property outside of the boundaries of the Property.

12. Assumption of Liabilities; Indemnifications by BUYER. Effective on the Closing Date, BUYER hereby assumes all right, title, interest and liabilities of NEWMONT in, to and under the Property and in respect of or arising from the Underlying Agreements, including but not limited to any and all environmental liabilities. BUYER shall be responsible for all costs, fines, damages, judgments, penalties or responsibilities (environmental and otherwise) in connection with the Property, its ownership and use of the Property and for any and all work performed in and on the Property, whether arising prior to or subsequent to the Closing Date. Without limiting the foregoing, BUYER hereby indemnifies and saves harmless NEWMONT from any loss, cost or liability (including reasonable legal fees) arising from a claim against NEWMONT in respect of: (i) any failure to timely and fully perform all reclamation, restoration, waste disposal or other closure obligations required by law or regulation, the terms and conditions of applicable licenses or by governmental authorities or otherwise to prevent liability in respect of all activities on the Property, whether arising prior to or subsequent to the Closing Date; (ii) any failure or omission which results in a violation of or liability under any present or future applicable federal, provincial, territorial or local environmental laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies or guidelines in respect of all activities on the Property, whether arising prior to or subsequent to the Closing Date; and (iii) any claims by third parties against NEWMONT in respect of property damage or injury or death to persons arising out of the activities on or with respect to the Property whether arising prior to or subsequent to the Closing Date.

13. Dispute Resolution. Any dispute, controversy or claim arising out of, in relation to or in connection with this Agreement, including any dispute as to the validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by binding arbitration before a single qualified arbitrator appointed upon the unanimous agreement of the Parties and conducted in accordance with the Arbitration Act, 1991 (Ontario). The arbitrator shall be knowledgeable about, and shall have mining industry experience in respect of, the matter being arbitrated. The decision rendered by the arbitrator may be entered into any court. Each Party shall pay their own fees and expenses (and shall pay their own attorneys' fees and expenses) related to the arbitration, regardless of how the arbitrated issue is decided. The Parties covenant that they shall conduct all aspects of such arbitration having regard at all times to minimizing the cost and expediting the final resolution of such arbitration. Arbitration shall be conducted in English, in Toronto, Canada.

14. Expenses. Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder and thereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants.

15. Time. Time is of the essence of each provision of this Agreement.

16. Notices. All Notices, payments and other required communications ("Notice" or "Notices") to a Party shall be in writing, and shall be given (i) by personal delivery to the Party, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication or the next business day if the date of receipt is not a business day, and (iii) if solely by mail on the day delivered as shown on the actual receipt. A Party may change its address from time-to-time by Notice to the other Party.

Notice to NEWMONT shall be sent to:

Newmont Canada Corporation
6363 South Fiddler's Green Circle
Greenwood Village, Colorado 80111 USA
Attn: Land Department
Fax: 303-837-5851

Notice to BUYER shall be sent to:

Apollo Gold Corporation
5655 South Yosemite Street, Suite 200
Greenwood Village, Colorado 80111
Attn: Vice President, Exploration
Fax: 303-524-3280

17. Assignment. Subject to **Section 30** below, neither Party may assign, transfer, convey or otherwise dispose of its rights or interests under this Agreement without prior written consent of the other Party.

18. Further Assurances. The Parties shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and other instruments, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement, the Royalty Agreement and the Closing Documents.

19. Public Announcements. Prior to Closing, no Party shall make a disclosure, statement or press release concerning this Agreement or the Royalty Agreement without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld.

20. Number and Gender. In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

21. Entire Agreement. This Agreement together with the Royalty Agreement and the Closing Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties. Except as may be specifically set forth in this Agreement, the Royalty Agreement and the Closing Documents, there are no representations, warranties, conditions or other agreements or acknowledgments, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced a Party to enter into this Agreement or on which reliance is placed by a Party.

22. Survival. This Agreement shall survive the date of Closing.

23. Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by an authorized representative of each Party.

24. Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

25. Applicable Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

26. Currency. Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of Canada.

27. Performance on Holidays. If any action is required to be taken pursuant to this Agreement on or by a specified date, which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

28. English Language. The Parties hereto expressly declare that they require this Agreement, and all documents and notices relating thereto, to be drafted and written solely in the English language. Les Parties déclarent expressément qu'elles exigent que ce contrat, ainsi que tous les documents et avis s'y rapportant, soient rédigés et écrits exclusivement en anglais.

29. Counterparts and Delivery. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Delivery of each counterpart to the other Parties may be made by telecopier.

30. First Right to Negotiate. In the event BUYER desires to option, joint-venture, assign, transfer, convey or otherwise dispose of any of its rights or interests in and to the Property or the Black Fox Property (as depicted in attached **Schedule "D"**) (but excluding a corporate merger transaction), BUYER shall promptly notify NEWMONT in writing of its intentions in order that NEWMONT may consider a possible acquisition from BUYER of a portion or all of BUYER's interest in the Property or Black Fox Property.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the date first written above.

NEWMONT CANADA CORPORATION

By: [signature]
Name: Jeffrey Keeton
Title: Asst Counsel and VP, Newmont Canada Corporation
Its Authorized Representative **[SEAL]**

APOLLO GOLD CORPORATION

By: [signature]
Name: Melvyn Williams
Title: SNR Vice President & C.F.O.
Its Authorized Representative **[SEAL]**